Exhibit 21.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Formation
AerSale Corporation	Delaware
Monocle Parent, LLC	Delaware
AerSale Aviation, Inc.	Delaware
AerSale, Inc.	Florida
AerSale Component Solutions, Inc.	New Mexico
Avborne Accessory Group, Inc.	Delaware
Aircraft Composite Technologies, Inc.	Florida
Aircraft MSN 24125 Trust	Utah Trust
AerSale Aviation Limited	Ireland
AerSale 27043 Aviation Limited	Ireland
AerSale 27469 Aviation Limited	Ireland
AerSale 27910 Aviation Limited	Ireland
AerSale Ireland 1 Limited	Ireland
Gables MSN 26343 Limited	Ireland
Coral Gables 1 Limited	Ireland
Coral Gables 2 Limited	Ireland
Qwest Air Parts, LLC	Florida
Q2 Aviation, LLC	Tennessee
AerSale USA 1 LLC	Delaware
AerSale USA 2 LLC	Delaware
AerSale USA 2 Sub LLC	Delaware